March 19, 2014

To Our Shareholders:

For the fiscal year ended December 28, 2013, Mueller earned $172.6 million, or $6.11 per diluted share, on net sales of $2.16 billion. This compares to fiscal 2012 net income of $82.4 million, or $2.31 per diluted share, on net sales of $2.19 billion.

Net income for the fiscal years of 2013 and 2012 includes several unusual items. Excluding these unusual items, the Company’s net income for fiscal 2013 was $86.4 million, or $3.06 per diluted share, compared with $75.9 million, or $2.12 per diluted share, for fiscal 2012(A). Consequently, the Company’s earnings attributable to normal operations in 2013 increased by 13.8 percent, and earnings per diluted share attributable to normal operations increased 44.3 percent, which was also affected by the repurchase of 10.4 million outstanding shares in September 2012.

Among the most notable achievements of the past year were:

•	The acquisition of the Howell Metal copper plumbing tube mill in New Market, Virginia, which strengthens our competitive position in key Northeastern markets.
•	The acquisition of the KME-Yorkshire copper tube business in Liverpool, England, which further strengthens our competitive position in the European and adjacent markets.
•	The divestment of under-performing assets in our plastic fittings business.
•	Continued progress in our capital expenditure programs to modernize our major mills in Port Huron, Michigan, and Fulton, Mississippi.
•	Cash generated from operations of $128.5 million, ending the year with cash on hand equal to $11.02 per share.
•	In February of this year, the Board of Directors increased the regular cash dividend for the first quarter, and authorized a two-for-one stock split.
Mueller’s core manufacturing plants are capital-intensive and function best when running at full capacity. Since the financial crisis of 2008, we have not had that luxury. Fortunately, the climate for growth in our major markets is better now than in many years. Demand for new residential structures is gaining strength in the U.S. and U.K. Private, non-residential building construction is growing in the U.S., and public building construction appears to have stabilized. Manufacturing activity in the U.S. is much improved, and the relatively low cost of natural gas in the U.S., driven by shale gas development, is a source of competitive advantage for energy-intensive businesses like ours.

Although Mueller has been in business for 97 years, the past ten years have witnessed dramatic changes in our industry. There have been many mergers and consolidations resulting in fewer but larger competitors and customers. These structural changes have been good for Mueller and have presented opportunities for strengthening and growing our Company.

Our team is keenly focused on growth, with emphasis on investments in automation and technology to improve utilization, reduce costs and enhance quality. We are pursuing additional value-added downstream opportunities to expand our product offering and leverage our core platform. On a broader level, we continue to reassess our global business footprint with a view to improving our return on capital employed and to broadening our capabilities through organic investments and strategic acquisitions.

We believe our Company is well-positioned to profit from the changes in our competitive environment, due to our leading market positions, modest leverage, strong cash flows from operations, and stable, experienced leadership.

As we turn the corner to 2014, we are thankful for the continued support of our customers, employees, and shareholders.

Sincerely,

/s/ Gregory L. Christopher
Gregory L. Christopher Chief Executive Officer

(A) Refer to our February 5, 2014 press release for a reconciliation of pro forma earnings information.